Exhibit 99.2

NEWS RELEASE

Contact:	Marilynn Meek Investor Relations Tel: 212-827-3773 Email: investor_relations@mflex.com

MFLEX ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER

Irvine, CA, April 16, 2015 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuits and assemblies, today announced that Tom Liguori, Executive Vice President and Chief Financial Officer has resigned his position with the Company to pursue another career opportunity. Mr. Liguori will continue as Chief Financial Officer through May 15, 2015 to facilitate an orderly transition of his responsibilities. The Company intends to initiate a comprehensive process to fill the Chief Financial Officer position.

Reza Meshgin, Chief Executive Officer of MFLEX, commented, “On behalf of the Board of Directors and our entire Company, I want to thank Tom for his leadership and many contributions to MFLEX, including the development of a strong finance team which positions us well for the continued execution of our business strategies. He will be missed and we wish him well in his new endeavors.”

Mr. Liguori added, “I have truly enjoyed my time and experience at MFLEX. It has been a privilege to serve as the Company’s CFO and I appreciate the Company’s understanding and respect for my desire to pursue a new career opportunity. I look forward to seeing MFLEX continue to build on its plans and remain very confident in the Company’s future.”

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuits and assemblies to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality

Page  |  1

of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners, personal computers, wearables and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements which may be preceded by the words “intend,” “continued,” “remain” or similar words. For such statements, the Company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the Company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the Company’s forward-looking statements are disclosed in the Company’s SEC reports, including its Transition Report on Form 10-KT for the period ended December 31, 2014. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any intent or obligation to update these forward-looking statements.

Page  |  2